EXHIBIT 1.2

      ENGAGEMENT LETTER BETWEEN FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
                   OF SPARTANBURG AND TRIDENT SECURITIES, INC.


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                            TRIDENT SECURITIES, INC.
                         4601 SIX FORKS ROAD, SUITE 400
                         RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (919) 781-6900
                            FACSIMILE (919) 787-1870



                                                  October 31, 1996




Board of Directors
First Federal Savings and Loan
  Association of Spartanburg
380 East Main Street
Spartanburg, South Carolina  29304

RE:      Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and First Federal Savings and Loan Association of Spartanburg (the "Association") concerning our investment banking services in connection with the conversion of the Association from a mutual to a capital stock form of organization.

Trident is prepared to assist the Association in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion (the "Plan"). The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Association.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Association in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will determine the selected dealers to assist the Association during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

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Board of Directors
October 31, 1996
Page 2



For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

         1. A commission equal to 1.35% of the aggregate dollar amount of capital stock sold to investors who reside in the state of South Carolina and a commission equal to 1.15% on sales to investors residing outside the State of South Carolina. No commissions shall be payable on shares purchased by officers, directors, employees or their associates or employee benefit plans. Further, all commissions shall be based on the amount of stock sold; however, fees shall be capped at the midpoint of the estimated valuation range as set forth on the cover page of the prospectus first used in connection with the subscription and community offering. In addition, in the event that the offering is closed above the midpoint of the appraised value, the above described fee schedule will be applied on a pro rata basis as if the offering had closed at the midpoint.

         2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be set by the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

         3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

         4. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $10,000 and its legal fees will not exceed $35,000. Trident will use its best efforts to ensure that the expenses of its counsel are reasonable. The Association will forward to Trident a check in the amount of $10,000 as an advance payment to defray the allocable expenses of Trident.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees (including out-of-pocket expenses), NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated


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Board of Directors
October 31, 1996
Page 3

by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person; (e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and (f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.

The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident provided, however, that the Association will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with information forwarded to the Association by Trident expressly for use therein, or (ii) is attributable to the gross negligence, willful misconduct or bad faith of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

It is understood that if Trident's engagement hereunder is terminated prior to consummation of the subscription and community offering or the subject conversion is terminated for any reason, no fees shall be owed to Trident hereunder. This letter, therefore, is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed in good faith to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.



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Board of Directors
October 31, 1996
Page 4

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter. Trident acknowledges receipt of the advance payment of $10,000.

                                 Yours very truly,
                                 TRIDENT
                                 SECURITIES, INC.



                                 By: /s/ Timothy E. Lavelle
                                    -------------------------
                                          Timothy E. Lavelle
                                          Managing Director
RLB/cs
10-1-3

Agreed and accepted to this  31    day of January , 1997
                            ------        ----------------

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SPARTANBURG


By:  /s/ Bill L. Painter
    --------------------
         Bill L. Painter
         President




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